SALES CONTRACT
FOR

N°11012019eAWG

Entered into by and between

Energy and Water Development Corp
7901 4th St. N STE 4174 St. Petersburg, FL 33702

And
EAWC Tecnologias Verdes S.A.P.I. de CV
Corporativo Malecon Américas Piso 5, Av. Bonampak SM6, Mz.1 L.1
Cancun Quintana Roo C.P. 77500

SUBJECT MATTER OF THE CONTRACT

The Buyer purchases an eAWG System in accordance with the offer and the technical specifications mentioned in Exhibit I (the Product).

Both parties have the right to make changes in order to improve the Products. Should those changes imply a variation in the price, they shall be deemed to be accepted when both parties have found an agreement regarding the new price.

SALES PRICE

The Ex-Works net price expressed in United States American Dollars amounts to USD 550,000 (Five Hundred and Fifty Thousand Dollars)

The sales price includes One unit described in Exhibit 1, the installations and the startup operation. The installations included are undertaking that the field is already ready to install EAWC TECHNOLOGIES units and according EAWC TECHNOLOGIES recommendations. The start-up procedure is defined until the units are ready to operate and performance bound is sign by EAWC TECHNOLOGIES team.

All additional costs, such as among others the transport from the plant to the site of installation, freight, insurance, export/transit/import licenses and any other authorizations, as well as the preparation of the required documents, are to be incurred by the Buyer as defined by Ex-works sales condition.

The Buyer shall pay all taxes, fees, duty and customs and related expenses in relation to the contract. When the Seller has made such payments, the Buyer pays him back the considered amount upon presentation of the required receipts.

The price can be adjusted, if necessary, in the following cases:

- when the parties agree to modify the type, number or performance of the agreed provision of services
- when the data communicated by the Buyer to establish the specifications of the ordered units do not correspond to the real conditions or are incomplete, and the Seller sees, as a consequence, his expenses increase
- when unpredictable circumstances that the Seller cannot guarantee and for which he should not be held responsible for make necessary an increase in price.

PAYMENT CONDITIONS

The sales price is covered by a confirmed and irrevocable letter of credit in a Bank of first stage, confirmed by a Florida Bank of first stage, established with the following points:

- Down payment of USD 20,500.00 payable at confirmation of the order by the seller.
- $ 303,742.00 would be credited to the due to Tecnologias Verdes by EAWC, by December 13th, 2019;
- $ 5,000.00 by December 18th, 2019 upon start production of the unit.
- By June 2020, subsequent payments for the amount of $ 120,758.00 would be made in several instalments and paid further instructions of Energy and Water Development (EAWD).
- The remaining amount $100,000.00 would be paid at the signature of performance bond on site
- The payment is carried out at the Seller's address, with no deduction of discount, expenses, taxes, fees, duty and customs or other expenses.

ORIGIN OF THE FUNDS

The Buyer warrants that the funds used for the execution of this contract are free from any other commitment and only come from legal sources.

PROPERTY – RESERVATION OF PROPERTY

The Products remains the sole property of EAWC Technologies until the payment of the last installment. EAWC Technologies reserves the right to inscribe and exercise its « reservation of property » and to reclaim the Product if the payment schedule is not respected.

DELIVERY

The Self Sufficient Energy Powered Atmosphere Water Generator System (eAWG) is delivered «Ex Works» from the Seller's plant in Hamburg Germany, 8 Months after the conclusion of the contract and required complete operations site analysis.

The delivery date shall be extended if necessary:

- when the Seller does not get in time the required data to perform the contract or when the Buyer modifies them later, and that it implies an additional period of time for the deliveries or provisions of services;
- when circumstances outside the Seller's control cause difficulties that he/she/it cannot avoid in spite of all the great care taken; in that case, no matter that the impediments are related to the Seller, the Buyer or a third party; this shall be the case for example when faced with major operating difficulties, accidents, work conflicts, late or defective delivery of materials or parts necessary to the processing of the order.

The parties draw up a delivery statement on the site the day the Self-Sufficient Energy Powered Atmosphere Water Generator System (eAWG is installed and ready to work. The reception is therefore deemed to be done.

The reception is also deemed to be done in the following cases:

- when the checking and the reception could not have taken place on the agreed date, for reasons the Seller should not be held responsible for;
- when the Buyer refuses the reception without being entitled to do so;
- when the Buyer refuses to sign the reception statement with no justification;
- as soon as the Buyer uses the goods or benefits from the provisions of services delivered by the Seller.

The Buyer shall refuse neither the reception nor the signature of the statement by invoking defects of lower importance, among others defects which only have a minor impact on the good functioning of the delivered and assembled goods. The Seller agrees to fix without delay such defects.

The Buyer agrees to communicate the potential functional failures by registered mail or electronic mail to the Seller within 10 days as of the elaboration of the performance bond. When he/she/it fails to do so, the good is deemed to be accepted. The sending date and the postal stamp prevail.

ORDERS AND SHIPMENT

1.1 The Distributor shall place orders for the Products with EAWC TECHNOLOGIES setting forth the quantity of products, the specifications therefore, and the desired shipping order date. EAWC TECHNOLOGIES after its acknowledgment, approval and acceptance of the purchase order, shall ship or sell the Products to the Distributor for resale in the Territory. EAWC TECHNOLOGIES reserves the right not to accept orders. The Distributor shall pay freight, insurance, duty and customs, and any other charges associated with shipment or importation of the Products.

1.2 The Distributor may request his customer to place orders directly with EAWC TECHNOLOGIES. In this case EAWC TECHNOLOGIES will agree terms of payment and reserve a commission equal to the Distributor commission set forth in Exhibit "A". EAWC

TECHNOLOGIES reserves the right to invoice charges against these direct orders relating to additional administration expenses incurred.

TRANSFER OF PROFITS AND RISKS

The profits and the risks are transferred to the Buyer as of the delivery of the Products at the departure from the plant.

When the expedition is delayed on the Buyer's request or for any other reason for which the Seller is not responsible for, the risks are transferred to the Buyer at the time initially agreed for the expedition from the plant. From this moment, the Product shall be stored and insured on behalf of and at the Buyer's risks included insurance relative to this contract.

For any specific provision of services not mentioned in this sales contract, Exhibit I prevails. The Seller warrants the quality and the performance of the installation and of the miscellaneous elements mentioned in Exhibit I.

The period of the warranty is 18 months as of the startup operation but not later than 60 days of delivery. However, it does not cover the material damages arisen between the delivery and the startup operation.

The Seller warrants the Buyer in relation to the promised qualities; the promised qualities are those expressly mentioned in Exhibit I. The period of the warranty should not exceed the period of the general warranty for defects.

When the promised qualities are only partially fulfilled or not fulfilled at all, the Buyer can require at first the Seller to make the necessary improvements without delay. The Buyer must therefore grant the Seller the appropriate time and the practical means to do so.

The Seller must fix as quickly as possible the defects which do not deprive the good from the promised qualities or which only deprive it from those in a limited way; the Buyer must grant him the practical means to do so. The replaced parts become the Seller's property. The costs of improvement and repairing are incurred by the Seller. At the Seller's or Buyer's request, the good shall be checked once again after the defects have been repaired. The period of the warranty starts again to be effective for the replaced or repaired parts; it is 6 months as of the replacement or as soon as the repairing is finished.

The Seller's guarantee is excluded, and his liability is not engaged when he gives evidence that the defects do not result from the use of defective materials, from a defective construction or from a wrongdoing but that they have been caused by the Buyer, for example for fair wear and tear, inadequate maintenance, non-compliance with operating requirements, excessive or inadequate use, chemical or electrolytic influences, when construction or assembling works have not been performed by the Seller, or for any other reason for which the Seller shall not be held responsible for.

It shall be for the Buyer to prove that the defect existed prior to the unit delivery.

In case of disagreement regarding the defects of the delivered Product, the parties agree to turn to the provisions of services of a neutral and internationally recognized certification firm.

The Seller is only responsible for the damages resulting from erroneous advice or others, or for the violation of his subsidiary duties if and to the extent that he acted deliberately or by way of serious negligence.

In any other case of wrongdoing not expressly settled by the herein provisions, the Buyer can only grant the Seller an additional and reasonable period of time in order for him to perform the agreed deliveries and provisions of services.

In such a case, the provision excluding any additional liability of the Seller applies to the Buyer's damage claims. The damage claim is limited to 10% of the price agreed in the contract for the provisions of services and deliveries for which the Buyer departs from the contract.

TERMINATION OF THE CONTRACT BY THE SELLER

When unpredictable events change considerably the economic importance or the content of the deliveries or provisions of services, or when they have an important impact on the Seller's work, the contract shall be adapted accordingly. This applies also in the event of a further impossibility to perform. Insofar as an adaptation of the contract is not economically bearable, the Seller is entitled to terminate the contract or the considered part of the contract.

When the Seller decides to use his right to terminate the contract, he must inform the Buyer without delay; this is also the case when he had at first agreed with the Buyer to extend the date of delivery. In case of termination of the contract, the Seller can require the repayment of the deliveries and provisions of services already performed. For his part, the Buyer can require the repayment of the amounts already paid for the provisions of services which shall not be performed after the termination of the contract. Any damage claim made by the Buyer is excluded in such a case of termination of contract.

EXCLUSION OF LIABILITY

The herein provisions settle exhaustively all cases of violation of the contract and their legal consequences as well as all claims the Buyer could put forward, for any purpose. In no event, the Buyer may claim any compensation for damages which have not been caused to the delivered good itself, such as losses of production, of use, of orders, of profits and any other direct or indirect damage. This exclusion of liability does not extend to intentional acts or gross negligence; it is also not applicable when mandatory legal provisions do not allow it.

CONFIDENTIALITY

Each party keeps all the rights related to the plans and technical documents it provided to the other. Each party agrees not to allow any third party to consult all or part of the documents communicated; it also agrees not to use them outside the agreed purposes.

If the performance of the contract required disclosing to third parties any document not belonging to the company, the written consent of the other party should be required.

Each party agrees to make sure that any person in charge of performing the contract does not disclose any document to any third party and that they do not use them outside the prior agreed purposes.

Warranty

EAWC TECHNOLOGIES warrants that the Products shall be free from defects in design, materials and workmanship for a period of eighteen (18) months from date of invoice. EAWC TECHNOLOGIES shall repair at its sole cost and expense or replace free of charge Products found to be defective during that period. EAWC TECHNOLOGIES and the Distributor will coordinate with each other to meet any technical specifications responsible for and shall pay all transportation charges for the return of defective Products or parts thereof. EAWC TECHNOLOGIES shall supply the Distributor free of charge replacement parts necessary for the after-sale warranty servicing performed by the Distributor. EAWC TECHNOLOGIES will not support other damage of any kind.

NOTICES

All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses, or to such other addresses as may be designated by the parties in writing from time to time by registered or certified mail, telegram, telex, facsimile or electronic-mail.

MODIFICATION OF THE CONTRACT

The contract shall only be modified in writing with the two parties' consent. Should a provision of this contract have, totally or partially, no effect, the parties agree to replace it by another provision corresponding the more precisely as possible to their intention.

FINAL PROVISIONS

The herein contract replaces any prior agreement entered into by and between the parties.

Exhibit I constitutes the basis and is part of this contract.

GOVERNING LAW AND ARBITRATION

This contract is governed by the Florida law.

Any litigation, disagreement or claim arising out of or in connection with this contract, including the validity, the nullity, potential violations or the termination of the contract, shall be finally settled by arbitration under the Florida Rule of International Arbitration of the Florida Chambers of Commerce effective on the date when the arbitration notice is delivered under this Rule.

There shall be one arbitrator.

The arbitration is to be held in Miami Florida, in English.

EAWC Technologies
real solutions for real needs

Sales Contract

Signed at Cancun Quintana Roo, in two originals.

Date November 21st, 2019

Energy and Water Development Corp
7901 4th St. N STE 4174 St. Petersburg, FL 33702

Date: 11/21/2019

By: Ralph Hofmeier, CEO

EAWC Tecnologias Verdes S.A.P.I. de CV
Corporativo Malecon Américas Piso 5, Av. Bonampak SM6, Mz.1 L.1
Cancun Quintana Roo C.P. 77500

Date: 21/11/2019

By: Lic. Sherhan A. García - CFO

EXHIBIT 1

QUANTITY	TECHNOLOGY	DESCRIPTION	COST

7901 4th St. N STE 4174 St. Petersburg, FL